Exhibit 10.74

Amendment #2 to Employment Agreement

This Amendment #2 to Employment Agreement (this “Amendment #2”) is entered into as of this 2nd day of February 2010, by and between Ann Weiser (“Employee”) and Activision Publishing, Inc. (“Employer”), a subsidiary of Activision Blizzard, Inc., formerly known as Activision, Inc., (“Activision Blizzard”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of September 12, 2007 (the “Employment Agreement”) and amended that agreement as of December 18, 2008.

For consideration described below, the sufficiency and adequacy of which is hereby acknowledged, Employee and Activision Blizzard desire to extend the Expiration Date of the Agreement and otherwise amend the Agreement in certain respects as set forth herein below.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement as follows:

1.                                Term of Employment.  Section 1 of the Employment Agreement is hereby amended in its entirety to read as follows:

(a)                                       The term of your employment under this Agreement (the “Term”) shall commence on February 2, 2010 (the “Effective Date”) and shall end on August 31, 2012 (the “Expiration Date”) (or such earlier date on which your employment is terminated under Section 9).  Except as set forth in Section 11(s), upon the Expiration Date (or such earlier date on which your employment is terminated) all obligations and rights under this Agreement shall immediately lapse.

(b)                                       Except as set forth in Section 12(t), upon the Expiration Date (or such earlier date on which your employment is terminated pursuant to Section 10) all obligations and rights under this Agreement shall immediately lapse.  If your employment continues beyond the Expiration Date, you shall be an at-will employee whose employment may be terminated by either of the parties to this Agreement at any time for any reason.

2.                                Base Salary.  Section 2(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

Commencing on March 7, 2010, you shall receive an annual base salary (“Base Salary”) of $550,000.00, which shall be paid in accordance with the Employer’s payroll policies.  Your Base Salary shall be reviewed periodically and may be increased by an amount determined by the Employer, in its sole and absolute discretion

3.                                Equity Awards.  Section 2(d) of the Employment Agreement is hereby amended to add the following:

Subject to the approval of the Compensation Committee of the Board of Directors of Activision Blizzard (the “Compensation Committee”), Activision Blizzard will grant to you 100,000 restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “New RSUs).  The New RSUs will vest in full on August 31, 2012, subject to your remaining employed by the Activision Group through such vesting date.  You acknowledge that the grant of the New RSUs pursuant to this Section 2(d) is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grant and/or to determine and make modifications to the terms of the grant.  The New RSUs shall be subject to all terms of the Activision Blizzard, Inc. 2008 Incentive Plan and Activision Blizzard’s standard form of award agreement (as modified to the extent necessary to reflect the provisions of Section 11).  In the event of a conflict between this Agreement and the terms of the Activision Blizzard, Inc. 2008 Incentive Plan or award agreement, the Incentive Plan or the award agreement, as applicable, shall govern.   The New RSUs, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.

4.                                Other Compensation.

(a)                                       Section 2(e) of the Employment Agreement is hereby deleted in its entirety.

(b)                                       Section 2(f) of the Employment Agreement is hereby deleted in its entirety.

(c)                                        Section 2(g) of the Employment Agreement is hereby amended to add the following:

Notwithstanding the foregoing, the payments which you receive pursuant to this Section 2(g) will cease effective March 1, 2010 and, in consideration therefore, the Employer will provide you with a housing assistance buyout in the amount of $81,000 (less applicable taxes) within three weeks of the Effective Date.

5.                                      Duties.  Section 4 of the Employment Agreement is hereby amended in its entirety to read as follows:

You shall report directly to the Chief Financial Officer & Chief Corporate Officer of Activision Blizzard (or such other executive of the Activision Blizzard Group as may be determined from time to time by it in its sole and absolute discretion) and shall have such duties commensurate with your position as may be assigned to you from time to time by the Chief Financial Officer & Chief Corporate Officer of

Activision Blizzard (or, as applicable, such other executive designated by the Employer).  You are also required to read, review and observe all of the Activision Group’s policies, procedures, rules and regulations in effect from time to time during the Term that apply to employees of the Employer, including, without limitation, the Code of Business Conduct and Ethics, as amended from time to time.  You shall devote your full-time working time to the performance of your duties hereunder, shall faithfully serve the Employer, shall in all respects conform to and comply with the lawful directions and instructions given to you by the Chief Financial Officer & Chief Corporate Officer of Activision Blizzard (or such other executive of the Activision Group as may be determined from time to time by the Employer in its sole and absolute discretion) and shall use your best efforts to promote and serve the interests of the Activision Group.  Further, you shall at all times place the Employer’s interests above your own, not take any actions that would conflict with the Employer’s interests and shall perform all your duties for the Employer with the highest duty of care.  Further, you shall not, directly or indirectly, render services of any kind to any other person or organization, whether on your own behalf or on behalf of others, without the consent of the Chief Financial Officer & Chief Corporate Officer of Activision Blizzard or otherwise engage in activities that would interfere with your faithful and diligent performance of your duties hereunder; provided, however, that you may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with, or adverse to, your employment hereunder.

6.                                      Termination of Obligations and Severance Payments.

(a)                                 The definition of “Bonus Severance” set forth in Section 11(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Bonus Severance” shall mean payment of a pro-rated annual bonus for the fiscal year in which your termination of employment occurs, in an amount equal to the bonus you would have received in accordance with Section 2(c) for such year if you had remained employed through the date such bonus would have been paid, multiplied by a fraction, the numerator of which is the number corresponding to the month in which the Termination Date occurs and the denominator of which is 12.  For purposes of calculating the Bonus Severance, all goals will measured by actual performance.

(b)                                 In Section 11, all references to “RSUs” will be deemed to include the “New RSUs” (in addition to the “RSUs”) and all references to “Equity Awards” will be deemed to include the “New RSUs” (in addition to the “Options” and the “RSUs”).

7.                                      Section 162(m).  Section 12(t) of the Employment Agreement is hereby amended to add the following as the penultimate sentence:

Similarly, you agree that no payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, shall be made to you if the Employer reasonably anticipates that Section 162(m) of the Code would prevent the Employer from receiving a deduction for such payment.  If, however, any payment is not made pursuant to the previous sentence, the Employer shall make such payment as soon as practicable in the first calendar year that it reasonably determines that it can do so and still receive a deduction for such payment.

Except as specifically set forth in this Amendment #2, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #2, then the terms and provisions of this Amendment #2 shall in all events control.

ACCEPTED AND AGREED TO:

Employer		Employee

ACTIVISION PUBLISHING, INC

By:	/s/ Thomas Tippl	/s/ Ann E. Weiser
	Thomas Tippl	Ann E. Weiser
Chief Financial Officer &
Chief Corporate Officer

Date:	01/26/10	Date:	01/26/10